Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

Enzo Biochem Announces Improved Fiscal 2011 Second Quarter Results

NEW YORK, NY, March 14, 2011 — Enzo Biochem, Inc. (NYSE: ENZ) today reported improved results for the second fiscal quarter ended January 31, 2011, the result of recent programs to reduce expenses, consolidate activities and enhance operations.

          Total revenue for the second quarter of fiscal 2011 increased 2% to $23.7 million, from $23.2 million a year ago, primarily as a result of higher revenue at Enzo Clinical Labs (“Labs”), partially offset by lower product revenue and reduced royalty and licensing fee income at Enzo Life Sciences.

          R&D expenses were $2.0 million compared to $2.3 million in the January 2010 quarter. SG&A declined $2 million to $11.5 million, and as a percentage of revenue down 10% from a year ago, with $0.9 million resulting from the Company’s cost reduction activities. Overall operating expenses, including R&D, SG&A, legal and provision for uncollectible accounts were $15.9 million, a decline of 8% from last year’s second quarter. The net loss decreased more than 44% to ($5.7) million or ($0.15) per diluted share from the corresponding year-ago period of ($10.3) million, or ($0.27) per diluted share. After adjusting for a legal settlement and related costs of $3.7 million in the year ago period, the net loss improved by more than 14%. EBITDA improved by more than $4.5 million and, adjusted for the settlement, improved by $0.8 million to ($4.5) million.

          The Company’s financial condition remained strong, with working capital of $37.5 million. As of January 31, 2011, cash and cash equivalents, plus short term investments in US Treasury Bills, totaled $30.8 million. For the six months ended January 31, 2011, the Company utilized $2.2 million of cash in operations, an improvement of $1.5 million compared to the same year ago period, due to improved operating results. The Company expects further reductions in cash used in operations throughout the year.

           “We continue to see improvements in operating results, reflecting the significant costs we have taken out of our operations and efficiencies in operating our businesses,” said Barry Weiner, President. “Despite challenges Enzo faced during this quarter such as higher legal expenses resulting from proxy-related costs, as well as lowered royalty income, the Company reported improved operating results.”

           “We are especially pleased by the performance of Enzo Clinical Labs, which reported strong revenue growth during a period of slower growth for clinical labs, and improved operating results. We believe our strategy of looking to market proprietary, higher-margin products such as ColonSentry™, a unique assay for risk-stratification of colon cancer occurrence, will allow the Labs business to continue to generate superior results. While Enzo Life Sciences reported lower revenue due to operational consolidations and challenging market conditions, we continue to seek ways to drive operating efficiencies while focusing our product lines in that business.”

Year-to-Date Highlights

          For the six-month period ended January 31, 2011, the Company reported total revenues of $49.4 million, an increase of more than 2% despite a reduction in royalty and licensing income of more than $0.8 million. The net loss was reduced by more than $5.3 million to ($6.8) million, or an improvement of $0.14 per diluted share. Adjusting for the legal settlement in 2010, the net loss improved by over $1.6 million or $.04 per diluted share. Research and Development expenses were reduced by about $1.0 million, reflecting the Company’s ongoing program of integration of its various sites. Selling, general and administrative declined by $2.5 million, and as a percentage of revenues, declined to 46% from 52%. EBITDA improved by nearly $5.5 million in 2011, and, adjusted for the settlement, improved by $1.8 million to $(4.5) million.

Segment Quarter Results

          At Enzo Clinical Labs, revenue increased 16% to $12.3 million, compared to $10.6 million a year ago. Revenue rose due to increased service volume resulting from net organic growth and the increased volume due to the new payer contract with Empire Blue Cross of New York. Gross margins improved $1.2 million year over year due to higher service volume and improved operating efficiencies. The Lab has focused on providing molecular diagnostic and other higher-margin esoteric services. Uncollectible accounts receivables increased to $0.9 million, from $0.5 million a year ago, primarily due to changes in payer mix as well as continued revenue increases. SG&A was $4.6 million in the current quarter, a decrease of $0.5 million from the year earlier period. Operating loss improved to $(0.8) million from $(2.0) million a year earlier.

          At Enzo Life Sciences, product, royalty and license fee revenue was $11.5 million in the current period, compared with $12.6 million a year ago. Product revenues declined $0.5 million over the prior year period mainly due to planned reduction in lower margin distributed products and royalty and license fee income declined by about $0.6 million. Gross profit margin declined by $1.7 million year over year due to lower revenues and higher costs of product revenues. Enzo Life Sciences reported an operating loss for the quarter of $(0.4) million, compared to operating income of $0.3 million for the same period in 2010.

Conference Call

The Company will conduct a conference call on March 15, 2011 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 50100254. Interested parties may also listen over the Internet at
http://phx.corporate-ir.net/playerlink.zhtml?c=94391&s=wm&e=3804134. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on March 29, 2011. The replay of the conference call can be accessed by dialing 1-800-642-1687, and when prompted, use PIN number 50100254. International callers can dial 1-706-645-9291, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

About Enzo Biochem

Enzo Biochem, Inc., is a growth-oriented integrated life sciences and biotechnology company focused on harnessing biological process to develop research tools, diagnostics and therapeutics, and serves as a provider of test services, including esoteric tests, to the medical community. Since our founding in 1976, our strategic focus has been on the development of enabling technologies in the life sciences field. Enzo Life Sciences develops, produces and markets proprietary labeling and detection products for gene sequencing, genetic analysis and immunological research, among others. Its catalog of over 30,000 products serves the molecular biology, drug discovery and pathology research markets worldwide. Enzo Clinical Labs provides laboratory services for a growing roster of physicians in the New York Metropolitan area, Eastern Pennsylvania and New Jersey. Its tests include, in addition to routine tests, capabilities for detecting molecular infection disease, molecular oncology, autoimmune disorders and genetics. Enzo Clinical Labs also provides clinical diagnostic services that allow Enzo to capitalize on its extensive advanced molecular and cytogenetic capabilities and the broader trends in predictive and personalized diagnostics. Enzo Therapeutics is a biopharmaceutical venture that has developed multiple novel approaches in the areas of gastrointestinal, infectious, ophthalmic and metabolic diseases. It has focused its efforts on developing treatment regimens for diseases and conditions for which current treatment options are ineffective, costly, and/or cause unwanted side effects. In the course of the company’s research and development activities, Enzo has also developed a substantial portfolio of intellectual property asset with patent coverage across a number of key technologies

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2010. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:
For: Enzo Biochem, Inc.
Steven Anreder, 212-532-3232 or Michael Wachs, CEOcast, Inc., 212-732-4300

TABLE FOLLOWS

ENZO BIOCHEM, INC.
(in thousands, except per share data)

	Three months ended January 31, 2011 (unaudited)		Six months ended January 31, 2011 (unaudited)

	2011	2010	2011	2010

Selected operations data:

Product revenues	$10,237	$10,767	$20,421	$21,511
Royalty and license fee income	1,219	1,839	4,297	5,150
Clinical laboratory services	12,278	10,580	24,668	21,690

Total revenues	$23,734	$23,186	$49,386	$48,351

Gross profit	$10,331	$10,885	$23,805	$24,215

Loss before income tax provision	$(5,562)	$(10,210)	$(6,621)	$(12,102)

Provision for income taxes (A)	(146)	(118)	(212)	(40)

Net loss	$(5,708)	$(10,328)	$(6,833)	$(12,142)

Basic and diluted loss per share	$(0.15)	$(0.27)	$(0.18)	$(0.32)

Weighted average shares outstanding - basic and diluted	38,198	37,899	38,179	37,877

Reconciliation of GAAP Net Loss to EBITDA, as adjusted:

Net loss	$(5,708)	$(10,328)	$(6,833)	$(12,142)
Depreciation and amortization	1,099	1,244	2,162	2,187
Interest income	(4)	(5)	(9)	(14)
Provision for income taxes	146	118	212	40

EBITDA (B)	$(4,467)	$(8,971)	$(4,468)	$(9,929)
Adjustment for litigation settlement to former officer and related legal costs		3,698		3,698

EBITDA, as adjusted (C)	$(4,467)	$(5,273)	$(4,468)	$(6,231)

Notes:

A- All periods reflect effective tax rates below the statutory rate due to inability to recognize future tax benefits.

B- EBITDA is a non-GAAP measure, as described in the attached press release

C- EBITDA, adjusted for litigation settlement to former officer and related legal costs

Selected balance sheet data:

	January 31, 2011	July 31, 2010

Cash and cash equivalents and short term investments	$30,797	$33,566

Working capital	$37,486	$42,181

Stockholders’ equity	$91,850	$97,016

Total assets	$111,455	$115,245